UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 19, 2005

Integra Bank Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Indiana	0-13585	35-1632155
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

21 SE Third Street, Evansville, Indiana		47708
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	812-461-9100

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 19, 2005, the Compensation Committee of the Board of Directors of Integra Bank Corporation (the "Corporation") approved the accelerated vesting of all currently outstanding unvested stock options ("Options") awarded to recipients under its 1999 Stock Option and Incentive Plan and its 2003 Stock Option and Incentive Plan effective December 19, 2005. The decision to accelerate the vesting was made primarily to reduce non-cash compensation expense that the Company would have recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) in January 2006. These Options were previously awarded to executive officers and employees. There is no change to the Company’s compensation philosophy and all other terms and conditions applicable to such Options, including the exercise prices and exercise periods, remain unchanged.

The Compensation Committee believes it is in the best interest of its shareholders to accelerate the vesting of these Options to eliminate compensation expense in future periods. As a result of this action, Options to purchase up to 541,941 shares of common stock become exercisable immediately. Without the acceleration, the Options would have vested on dates ranging from January 21, 2006 to August 17, 2007.

The holders of the Options affected included the following executive officers of the Corporation identified as "named executive officers" in the Corporation's last proxy statement: Michael T. Vea, Archie M. Brown and Martin M. Zorn who hold an aggregate of 139,344 Options and other employees who hold an aggregate of 402,597 Options.

Based on the Corporation’s closing stock price of $21.39 price per share on the date of accelerated vesting, 47% of the total accelerated Options have exercise prices below the closing market price at the time of acceleration.

The Corporation estimates that approximately $0.9 million, net of taxes, of compensation expenses in 2006 and approximately $0.2 million, net of taxes, of compensation expenses in 2007 will be eliminated as a result of the acceleration of vesting.

Since the Corporation currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), it will report the eliminated future compensation expense related to the affected Options in its fourth quarter 2005 financial statements as a pro-forma disclosure.

Approximately 256,000 of the Options for which vesting has been accelerated have exercise prices from $16.33 to $20.54 on December 19, 2005. Under the intrinsic value provision of APB No. 25, the Corporation will expense approximately $20,000 as a result of this acceleration during the fourth quarter of 2005. Without the acceleration, these 256,000 Options would have fully vested by July 16, 2006.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Integra Bank Corporation

December 20, 2005	By:	Michael T. Vea

Name: Michael T. Vea
Title: Chairman of the Board, Chief Executive Officer and President